PRESS RELEASE

For Immediate Release:  November 20, 2002

Contact:	Kelly Mcbeth, Director of Public Affairs
	Phone:	915-684-0321 Office
915-349-6222 Cell
	Email:	kmcbeth@cap-rock.net

Cap Rock Energy Announces Lamar’s Termination of Management Service Agreement

MIDLAND, Texas — Cap Rock Energy Corporation (AMEX: RKE) announces today that it  received notification on November 14, 2002, from the attorney representing Lamar Electric Cooperative Association, that Lamar terminated the Management Service Agreement between Lamar and the Company.  Lamar stated that their termination of the Agreement was based on the Company’s alleged breach in its performance under the Management Service Agreement.  The Company denies any breach under the Agreement and intends to take all necessary legal action to recover damages it is entitled to pursuant to the Agreement, as a result of the termination by Lamar.

Cap Rock Energy provides electrical distribution services to customers in thirty-one counties in the state of Texas.  Its corporate offices are located in Midland, Texas, with service divisions in Brady, Celeste, Colorado City and Stanton.  In addition, the Company has a service and management agreement with the City of Farmersville, Texas.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   These statements are based on management’s current views and beliefs regarding future events and business performance as of the time the statements are made and are subject to uncertainty and changes in circumstances.  The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.